Exhibit 99.1

SS&C Grows Stock Repurchase Program 50% to $1.5 Billion, Announces Q2 2025 Dividend of $0.25 per share

WINDSOR, Conn. May 22, 2025 (BUSINESS WIRE) – SS&C Technologies Holdings, Inc. (Nasdaq: SSNC) today announced that as part of the Company’s long-term strategy to maximize stockholder value, its Board of Directors has authorized a renewal of its stock repurchase program. The expanded program will enable the Company to repurchase up to $1.5 billion in aggregate of the Company’s outstanding shares of common stock and represents a 50% increase in authorization amount compared to last year.

Under the renewed program, the Company’s proposed repurchases may be made from time to time in one or more transactions on the open market or in privately negotiated purchase and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations promulgated under Securities Exchange Act of 1934, as amended.

The timing and amount of any shares repurchased will be determined by the Company's management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the SS&C's stock plans and for other corporate purposes. The Company's authority to repurchase shares under the renewed program shall continue until the one year anniversary of the Board's authorization, unless earlier terminated by the Board.

"SS&C has a strong business model, and we believe the current share price undervalues SS&C’s financial strength and future prospects," said Bill Stone, Chairman and Chief Executive Officer, SS&C Technologies. “Capital allocation to maximize shareholder value remains our priority. We will use the cash flow to opportunistically repurchase stock and pay down debt, while maintaining the flexibility to pursue high-quality acquisitions.”

The Board of Directors also approved a quarterly dividend payout of $0.25 per share, consistent with its quarterly dividend policy. The dividend is payable June 16, 2025, to stockholders of record as of the close of business on June 2, 2025.

About SS&C Technologies

SS&C is a global provider of services and software for the financial services and healthcare industries. Founded in 1986, SS&C is headquartered in Windsor, Connecticut, and has offices around the world. More than 22,000 financial services and healthcare organizations, from the world's largest companies to small and mid-market firms, rely on SS&C for expertise, scale, and technology.

Additional information about

SS&C (Nasdaq:SSNC) is available at www.ssctech.com.

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For more information

Brian Schell | Chief Financial Officer, SS&C Technologies

Tel: +1-816-642-0915 | E-mail: InvestorRelations@sscinc.com

Justine Stone | Investor Relations, SS&C Technologies

Tel: +1-212-367-4705 | E-mail: InvestorRelations@sscinc.com

Media Contacts

Sam Gentile
Tel : +1-646-818-9195
Email : pro-SSC@prosek.com